Exhibit 99.1


                    COMPETITIVE TECHNOLOGIES REPORTS PROFITS
                          FOR THIRD QUARTER FISCAL 2004


Fairfield, CT - (June 10, 2004) - Competitive Technologies, Inc. (AMEX: CTT) today announced profitable results for the three and nine months ended April 30, 2004.

CTT's net income for the first nine months of fiscal 2004 was $3.1 million, compared with a net loss for the first nine months of fiscal 2003 of $1.2 million, an improvement of $4.3 million. The profitable business results have increased shareholders' equity to $4.9 million. The net income of $2.7 million for the third quarter of fiscal 2004 compared to a net loss of $0.5 million in the third quarter of fiscal 2003, an improvement of $3.2 million.

Revenues for the first nine months of fiscal 2004 increased 236% to $6.3 million compared with $1.9 million for the first nine months of fiscal 2003. Revenues for the third quarter of fiscal 2004 increased 516% to $4.1 million from $0.7 million in the third quarter of fiscal 2003. Revenues for the third quarter of fiscal 2004 include $3.5 million from the resolution of the Materna(TM) litigation that became final and unappealable in April 2004. Revenues in previous quarters of fiscal 2004 included $1.2 million from sales of portions of proceeds from this litigation.

"Earlier this week, subsequent to the third quarter, CTT received a favorable ruling from the U.S. Court of Appeals for the Federal Circuit in the LabCorp litigation," said John B. Nano, CTT's President and CEO. "As a result of this decision, we expect to generate significant revenues from new homocysteine assay licenses. About 20 million assays are performed annually, and this number is increasing substantially each year. Additionally, CTT's business development team is aggressively marketing and successfully growing our technology portfolio. During this quarter, a patented technology from our client, Lehigh University, was officially included in the revenue-generating MPEG-4 Visual Patent License Program pool. An independent market research group has projected approximately 500 million products per year utilizing MPEG-4 technology by 2008. In May 2004, the Korean Technology Transfer Center (KTTC) sponsored a technology forum at the COEX Center in Seoul exclusively for CTT to present technologies selected for the Korean market. The objective of our alliance with KTTC is to assist companies in our respective markets with commercialization of technologies. This successful program has resulted in a high level of interest in CTT technologies from several companies, including global leaders such as Samsung, LG and Hyundai."

Mr. Nano continued, "With three successive profitable quarters, we expect to achieve our business plan objective of profitability for 2004. Our balance sheet at the end of the quarter was strong. We are marketing a wide range of highly appealing innovative technologies. In this quarter we added a patented anti-cancer / anti-angiogenesis technology from the University of South Carolina Research Foundation to our portfolio. It joins a strong group of commercially viable technologies including nanotechnology bone biomaterial, wound sealant, an enterovirus assay, language-mastering software, silicon carbide wafer testing, fuel additives, specialty chemicals, and pollution abatement. We are aggressively pursuing new license agreements, structuring payment obligations contingent upon revenues, and collecting amounts previously considered uncollectible. We are continuing to improve our results to build shareholder value, creating solid relationships with customers and clients in the U.S. and abroad, forming strategic alliances that allow us to extend our reach, and expanding the scope of our portfolio to satisfy commercial needs."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net


Statements about our future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. These statements involve risks and uncertainties inherent in our business, including those set forth under the caption "Risk Factors" in our Prospectus filed with the SEC on May 6, 2004 under Rule 424 (b)(3) of the Securities Act of 1933, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.   E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565; Fax (212) 754-4333  E-mail: ctt@competitivetech.net


                         COMPETITIVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

                    THIRD QUARTER AND NINE MONTHS FISCAL 2004

                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
          (dollars in thousands, except per share amounts) (unaudited)

                                     Third Quarter ended April 30,     Nine Months Ended April 30,
                                           2004           2003            2004          2003
                                           ----           ----            ----          ----
Revenue                                  $ 4,062           $ 659        $ 6,297       $ 1,875

Operating expenses                         1,448           1,209          3,439         3,713
Reversal of accounts payable
  exchanged for contingent note
  payable                                                                              (1,583)
                                        --------        --------        -------       -------
Total operating expenses, net              1,448           1,209          3,439         2,130
                                        --------        --------        -------       -------

Operating income (loss)                   $2,614           $(550)        $2,858         $(255)
                                        ========        ========        =======       =======

Other income (loss)                          $93              $4           $259         $(921)
                                        ========        ========        =======       =======

Net income (loss)                         $2,667           $(546)        $3,077       $(1,177)
                                        ========        ========        =======       =======

Net income (loss) per share:
    Basic                                  $0.43          $(0.09)         $0.49        $(0.19)
                                        ========        ========        =======       =======
    Diluted                                $0.42          $(0.09)         $0.48        $(0.19)
                                        ========        ========        =======       =======

  Weighted average number of
  common shares outstanding:
    Basic (000)                            6,267           6,201          6,225         6,176
    Diluted (000)                          6,382           6,201          6,404         6,176


                                                                      At April 30,   At July 31,
                                                                          2004          2003
                                                                          ----          ----
Other Financial Data
  Cash and cash equivalents                                              $4,384        $1,405
                                                                        =======       =======
  Total assets                                                           $6,080        $2,952
                                                                        =======       =======

  Total liabilities                                                      $1,200        $1,783
                                                                        =======       =======

  Shareholders' equity                                                   $4,880        $1,169
                                                                        =======       =======